Exhibit 95.1

Mine Safety Disclosures

Safety is the cornerstone of our Company’s values and is the number one priority for all employees at Coronado Global Resources. The operation of our mines located in the United States is subject to regulation by the Mine Safety and Health Administration, or MSHA, under the Federal Mine Safety and Health Act of 1977, or the Mine Act. MSHA inspects these mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the Mine Act. We present information below regarding certain mining safety and health citations that MSHA has issued with respect to our mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine; (ii) the number of citations issued will vary from inspector to inspector and mine to mine; and (iii) citations and orders can be contested and appealed and, in that process, are often reduced in severity and amount, and are sometimes dismissed. Since MSHA is a branch of the U.S. Department of Labor, its jurisdiction only applies to our operations in the United States.  As such, the mine safety disclosures included herein do not contain information related to our Australian mines.

Under the Dodd-Frank Act, each operator of a coal or other mine is required to include certain mine safety results within its periodic reports filed with the Securities and Exchange Commission, or the SEC. As required by the reporting requirements included in §1503(a) of the Dodd-Frank Act and Item 104 of Regulation S-K (17 CFR 229.104), we present the following items regarding certain mining safety and health matters, for the quarter ended September 30, 2019, for each of our mine locations that are covered under the scope of the Dodd-Frank Act.

The table that follows reflects citations and orders issued to us by MSHA during the quarter ended September 30, 2019.  The table only includes those mines that were issued orders or citations during this period, and commensurate with SEC regulations, does not reflect orders or citations issued to independent contractors working at our mines.  The proposed assessments for the quarter ended September 30, 2019 were retrieved from the MSHA Data Retrieval System, or MSHA DRS, as of October 4, 2019.

		(A)	(B)	(C)	(D)	(E)	(F)	(G)
MSHA Mine ID No.	Mine Name (1)(2)(3)	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Citations and Orders	Section 110(b)(2) Violations	Section 107(a) Orders	Total Dollar Value of MSHA Assessments Proposed ($ Thousands)	Total Number of Mining Related Fatalities
4404856	Buchanan Mine #1	26	—	—	—	—	$27.1	—
4609125	Mountaineer Pocahontas No. 1 Prep Plant	0	—	—	—	—	—	—
4609172	Mountaineer Pocahontas No. 1 Mine	4	—	—	—	—	$3.0	—
4609101	Toney Fork Surface Mine	2	—	—	—	—	$1.1	—
4609217	Powellton #1 Mine	24	—	—	—	—	$31.8	—
4609319	Lower War Eagle	30	—	—	—	—	$63.9	—
4609563	Eagle No. 1 Mine	3	—	—	—	—	$1.6	—
4609084	Laurel Fork	2	—	—	—	—	—	—
	Total:	91	—	—	—	—	$128.5	—

(1)          The definition of “mine” under Section 3 of the Mine Act includes the mine, as well as other items used in, or to be used in, or resulting from, the work of extracting coal, such as land, structures, facilities, equipment, machines, tools and coal preparation facilities. Also, there are instances where the mine name per the MSHA system differs from the mine name utilized by us.

(2)          Idle facilities are not included in the table above unless they received a citation, order or assessment by MSHA during the current quarterly reporting period or are subject to pending legal actions.

(3)          During the quarter ended September 30, 2019, none of the Company’s mines have received written notice from MSHA of a pattern of violations or the potential to have such a pattern of violations of mandatory health or safety standards that are of such nature as could have significantly and substantially contributed to the cause and effect of coal or other mine health or safety standards under section 104(e) of the Mine Act.

References used in the table above are as follows:

A.             The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the Mine Act (30 U.S.C. 814) for which the operator received a citation from MSHA.

B.             The total number of orders issued under section 104(b) of the Mine Act (30 U.S.C. 814(b)).

C.             The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the Mine Act (30 U.S.C. 814(d)).

D.             The total number of flagrant violations under section 110(b)(2) of the Mine Act.

E.              The total number of imminent danger orders issued under section 107(a) of the Mine Act (30 U.S.C. 817(a)).

F.               The total dollar value of proposed assessments from MSHA under the Mine Act (30 U.S.C. 801 et seq.).

G.             The total number of mining-related fatalities.

The table below presents legal actions pending before the Federal Mine Safety and Health Review Commission, or FMSHRC, for each of the Company’s mines as of September 30, 2019, together with the number of legal actions initiated and the number of legal actions resolved during the quarter ended September 30, 2019.

		Legal Actions Pending as of Last Day of Quarter (September 30, 2019) (1)
MSHA Mine ID No.	Mine Name	Contests of Citations and Orders (Subpart B)	Contests of Proposed Penalties (Subpart C)	Complaints for Compensation (Subpart D)	Complaints of Discharge, Discrimination or Interference (Subpart E)	Applications of Temporary Relief (Subpart F)	Appeals of Judges’ Decisions or Orders (Subpart H)	Legal Actions Initiated During Quarter	Legal Actions Resolved During Quarter
4404856	Buchanan Mine #1	—	5	—	—	—	—	3	5
4609101	Toney Fork Surface Mine	—	2	—	—	—	—	0	1
4609217	Powellton #1 Mine	—	5	—	—	—	—	1	1
4609319	Lower War Eagle	1	5	—	—	—	—	3	2
	Total:	1	17	—	—	—	—	7	9

(1)          The legal actions pending shown in the table above have been categorized by type of proceeding with reference to the procedural rules established by the FMSHRC under 29 CFR Part 2700. Reference to the applicable Subparts under this Rule are listed in the columns above.